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                                                                    EXHIBIT 99.1


                  IBT BANCORP ANNOUNCES FIRST QUARTER EARNINGS

Dennis P. Angner, President and CEO of IBT Bancorp, announced that the corporation earned $1.48 million during the first three months of 2004, a 23.9 percent decrease from 2003. Since March 31, 2003, assets increased by 3.3 percent to $678.8 million.

The weak earnings in the first quarter of 2004 are the result of decreased revenue on sale of mortgages and interest margins, the corporation said.

During the first quarter, IBT Bancorp paid an 11-cent cash dividend, a 10 percent increase over the same period in 2003. The most recent sales of common stock were at $42 per share, a 15.5 percent increase since December 31, 2003.